For Release:         Immediately
Contact:                 Mark Cummins (Investors)                                                                       215.256.5025                                    mcummins@harleysvillegroup.com
Randy Buckwalter (Media)                                                                       215.256.5288                                    rbuckwalter@harleysvillegroup.com

HARLEYSVILLE GROUP COMMENTS ON IMPACT
FROM SECOND QUARTER CATASTROPHES

HARLEYSVILLE, PA—July 9, 2008—Harleysville Group Inc. (NASDAQ: HGIC) today announced that estimated catastrophe losses incurred during the second quarter will reduce operating income1 by $0.52 to $0.57 per share after taxes, and will impact the company’s statutory combined ratio between 10 and 11 points for the quarter. In the second quarter of 2007, when Harleysville Group reported operating income of $0.81 per share after taxes, the company experienced net catastrophe losses of $0.09 per share after taxes, which had a 2.2 point impact on the combined ratio. Over the past eight quarters, the company’s net catastrophe losses have averaged $0.06 per share after taxes. Harleysville Group plans to announce its second quarter results on August 4.
“During the second quarter, we experienced a significantly greater frequency of severe weather throughout much of our operating territory, but especially in the Midwest. All told, we faced 14 second quarter storms that were classified as catastrophes,” commented Michael L. Browne, Harleysville Group’s president and chief executive officer. “For many people, these storms have produced devastating and life-altering effects—forcing them from their homes and businesses, and destroying their possessions. We are committed to helping our policyholders as they seek to restore their lives, so our claims staff has been working tirelessly to assist them.
“While responding to catastrophes is a normal part of our business, this is the most we’ve experienced in a quarter since becoming a public company in 1986, and it’s projected to be a heavily impacted quarter for the industry as a whole,” Browne continued. “We remain confident in our strong financial position and the future of our organization—as evidenced by the fact that we continue with our plans to buy back Harleysville Group stock. And thanks to our outstanding financial strength, we have the resources necessary to respond promptly and assist the storm victims as they work to rebuild their lives.”
Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville was listed recently as #23 in the InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and was the highest-ranked property and casualty insurer on the 2007 list. Harleysville Mutual Insurance Company owns 52 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Insurance—which distributes its products exclusively through independent insurance agencies and reflects that commitment to its agency force by being a Trusted Choice® company partner—currently operates in 32 eastern and midwestern states. Further information can be found on the company’s Web site at www.harleysvillegroup.com.
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Harleysville Group comments on impact from second quarter catastrophes
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Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including operating return on equity, premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

1 Operating income is a non-GAAP financial measure defined by the company as net income excluding after-tax realized gains and losses on investments.

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